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CKE RESTAURANTS, INC. REPORTS SECOND QUARTER NET INCOME OF $14.2 MILLION, OR $0.20 PER DILUTED
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Income Before Taxes of $25.8 Million versus $8.9 Million in the Prior Year

CARPINTERIA, Calif. — September 19, 2006 — CKE Restaurants, Inc. (NYSE:CKR) announced today second quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the twelve weeks ended August 14, 2006.

Second Quarter Highlights

•	Second quarter net income was $14.2 million or $0.20 per diluted share, versus $8.4 million, or $0.13 per diluted share in the prior year quarter. This year’s results include $11.6 million in income tax expense versus $0.5 million in the prior year quarter.

•	For the first two quarters of fiscal 2007, the Company’s net income was $30.4 million, or $0.44 per diluted share, compared to net income of $24.4 million, or $0.37 per diluted share in the prior year comparable period. This year’s results include $22.4 million in income tax expense, versus $1.1 million in the prior year’s comparable period.

•	Second quarter income before taxes grew to $25.8 million, a $16.9 million, or 190.0 percent increase, over the prior year quarter. This year’s pretax results include a $3.6 million, or $0.05 per diluted share, charge related to the conversion of a portion of the Company’s convertible notes. The prior year quarter’s results include an $11.0 million charge to purchase stock options from the Company’s former Chairman of the Board of Directors who retired during the quarter. Excluding these items, income before taxes for the quarter would have been $29.4 million, a 47.8 percent increase, versus $19.9 million in the prior year quarter. During the quarter, the Company also incurred $1.2 million of stock compensation expense, while it incurred no significant comparable expense in the prior year quarter.

•	Same-store sales increased 4.8 percent at Carl’s Jr.® and 3.0 percent at Hardee’s® company-operated restaurants, compared to the prior year quarter.

•	Restaurant operating costs at Carl’s Jr. company-operated stores declined 70 basis points, compared to the prior year quarter, to 75.8 percent of company-operated revenue. The improvement was primarily due to reduced food and packaging costs, as well as the favorable impact of sales leverage on labor and occupancy expense.

•	Restaurant operating costs at Hardee’s company-operated stores declined 230 basis points, compared to the prior year quarter, to 81.0 percent of company-operated revenue. The improvement was primarily due to lower food and packaging costs, as well as the favorable impact of sales leverage on labor and occupancy expense.

•	Average unit volumes for the trailing thirteen periods increased to $1,384,000 and $896,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue for the current year quarter was $376.0 million, a 4.5 percent increase from the prior year quarter.

•	For the twenty-eight weeks ended August 14, 2006, the Company generated earnings before interest, taxes, depreciation and amortization and facility action charges (“Adjusted EBITDA”) of $101.1 million. For the trailing four fiscal quarters, the Company generated Adjusted EBITDA of $176.5 million.

•	The Company repurchased 1,420,845 shares of common stock during the quarter at a total cost of $22.0 million.

•	During the quarter ended August 14, 2006, $51.4 million aggregate face amount of the Company’s convertible notes were converted into common stock. Since the end of the quarter, an additional $33.8 million in notes were converted, bringing the total amount of notes converted to $85.3 million, or 81.2% of the original principal amount issued.

•	Fully diluted shares outstanding for the twelve and twenty-eight weeks ended August 14, 2006, were 72.8 million and 73.0 million, respectively.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said:

“We are pleased to report income before taxes of $25.8 million for the second quarter, an improvement over the prior year’s result of $8.9 million. We achieved this improvement despite a $3.6 million charge associated with the conversion of a portion of our convertible notes. Last year’s results included an $11.0 million charge to purchase stock options from the Company’s former Chairman of the Board of Directors who retired during the quarter. Excluding these items, income before taxes for the second quarter would have been $29.4 million, a 47.8 percent increase over the $19.9 million in the prior year quarter.”

“We also took steps during the quarter to improve the Company’s capital structure and financial flexibility. First, we repurchased $22.0 million in common stock, or 1,420,845 shares, during the quarter reflecting our continued commitment to return capital to our shareholders. Through the second quarter, we have returned approximately $29.0 million to shareholders through dividends and share repurchases while simultaneously reducing our debt level. We are on course to return more than $37 million to shareholders by fiscal year end.”

“Second, we reduced our outstanding convertible debt by $51.4 million during the quarter pursuant to unsolicited offers by certain of our convertible note holders to convert their notes into stock in return for an inducement payment. We incurred $3.6 million in inducement expense during the second quarter. Since the end of the second quarter, pursuant to unsolicited offers, note holders have converted an additional $33.8 million of our convertible notes into stock resulting in a further reduction to our outstanding debt of $33.8 million and further inducement payments of $2.5 million, which we will record in the third quarter.

In total, these conversions have resulted in an $85.3 million reduction of our outstanding debt and total inducement payments of $6.1 million (which is less than the net present value of the remaining interest on the convertible notes between the day they converted and their call date in October 2008). We now have $19.7 million in convertible notes outstanding. These conversions result in no change to our fully diluted shares outstanding, although our outstanding shares have increased by 9,703,718 shares.”

“Third, we reduced our term loan debt by $16.2 million during second quarter adding to a $3.3 million reduction in first quarter and a further $8.0 million pay down in the third quarter. Year to date, we have reduced our term loan debt by $27.5 million leaving an outstanding balance as of September 19, 2006 of $71.3 million.”

“As of September 19, 2006, the combined balances of our term loan and our remaining convertible debt, is $91.0 million, a $109.5 million reduction since the end of first quarter.”

“On the operations side, both Carl’s Jr. and Hardee’s were able to increase same-store sales while reducing total restaurant operating costs as a percentage of company-operated revenue during second quarter, thanks to our premium quality product strategy, successful product promotions, and favorable food commodity costs.”

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 4.8 percent during the second quarter. On a two-year cumulative basis, Carl’s Jr. same-store sales were up almost six percent for the second quarter. Revenues at company-operated Carl’s Jr. restaurants increased $5.4 million, or 4.0 percent, over the prior year quarter,” continued Puzder. “During the quarter, Carl’s Jr. promoted its ’bigger, better’ Bacon Swiss Crispy Chicken Sandwich™, and reintroduced the very popular Pastrami Burger™ during the final period of the quarter. Average unit volume at Carl’s Jr. increased to $1,384,000 – a $43,000 increase since the end of fiscal 2006. As of the end of period eight, for which we announced same-store sales today, average unit volume at Carl’s Jr. further increased to an all-time high of $1,397,000.”

“Carl’s Jr. reduced its cost of restaurant operations at its company-operated stores by 70 basis points over the prior year quarter, to 75.8 percent of company-operated revenue. The improvement was due primarily to lower food commodity costs and better fixed cost leverage as a result of increased same-store sales. It should also be noted that the prior year quarter included significant favorable workers’ compensation adjustments that did not recur to the same extent this year. Carl’s Jr. generated $21.6 million of operating income during the second quarter, an increase of $2.9 million or 15.8 percent over the prior year quarter.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 3.0 percent during the second quarter, lapping flat results in the prior year quarter,” added Puzder. “Revenue from company-operated Hardee’s restaurants increased $8.8 million, or 6.2 percent, over the prior year quarter. Hardee’s featured its own ‘meat-as-a-condiment’ product with the Philly Cheesesteak Thickburger ™ during the quarter. Hardee’s also promoted the newest flavor of its Hand-Scooped Ice Cream Shakes & Malts™ featuring M&M’S® Milk Chocolate Candies and also introduced the Hillshire Farm® Smoked Sausage Biscuit during the breakfast daypart. Hardee’s average unit volume increased to $896,000, a $22,000 increase from the end of fiscal 2006. As of the end of period eight, average unit volume at Hardee’s further increased to $900,000, a ten-year high for the brand.”

“Hardee’s cost of restaurant operations at its company-operated stores improved 230 basis points over the prior year quarter, to 81.0 percent of revenue. The improvement was due to a 150 basis point reduction in food and packaging costs, as well as better fixed cost leverage as a result of our same-store sales increase. In addition, the prior year quarter included significant favorable workers’ compensation adjustments that did not recur to the same extent this year. For the second quarter, Hardee’s generated operating income of $13.3 million, which is an improvement of $6.4 million, or 92.7 percent, over the prior year operating income of $6.9 million.”

“We will continue to focus on our premium product strategy, aided by our effective advertising, as well as improving the fundamentals in our restaurants, including our ‘Six Dollar Service’ initiative and cost control. We will also make capital allocation decisions that are in the best long-term interest of the Company, including the remodeling of our company-operated store base and the continued dual-branding rollout at both of our core brands. We are very pleased with our results for the second quarter and look forward to continuing to provide value to our stockholders,” Puzder concluded.

As of the end of its fiscal 2007 second quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,131 franchised, licensed or company-operated restaurants in 43 states and in 13 countries, including 1,072 Carl’s Jr. restaurants, 1,945 Hardee’s restaurants and 98 La Salsa Fresh Mexican Grill® restaurants.

Conference Call

The Company will host a conference call and webcast on September 20, 2006, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT) to review these results, discuss the Company’s progress and provide more information on the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

In this earnings release, we provide both net income and income before taxes determined in accordance with generally accepted accounting principles (“GAAP”), and income before taxes adjusted to exclude a charge to purchase stock options and conversion inducement expense. These non-GAAP financial measures are used by management to evaluate financial and operating performance. We do not consider the option purchase charge or conversion inducement expense to be directly related to operating results for the periods discussed. We believe that use of these non-GAAP financial measures assists our investors by facilitating comparisons to prior period financial results and to the results of our competitors. Adjusted EBITDA is a non-GAAP measure used by our senior lenders to evaluate our ability to service debt. Non-GAAP financial measures are not intended to be a substitute for net income and income before taxes determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	August 14, 2006	August 15, 2005	August 14, 2006	August 15, 2005

Revenue:
Company-operated restaurants	$300,202	$286,643	$691,247	$658,131
Franchised and licensed restaurants and other	75,763	73,140	173,276	167,561

Total revenue	375,965	359,783	864,523	825,692

Operating costs and expenses:

Restaurant operating costs:
Food and packaging	85,518	84,800	197,387	192,815
Payroll and other employee benefits	87,193	82,538	201,337	195,748
Occupancy and other	64,067	63,443	147,230	148,624

Total restaurant operating costs	236,778	230,781	545,954	537,187
Franchised and licensed restaurants and other	55,253	56,294	130,030	129,127
Advertising	17,135	17,091	39,955	40,082
General and administrative	32,517	39,914	78,106	79,885
Facility action charges, net	974	2,494	3,536	3,054

Total operating costs and expenses	342,657	346,574	797,581	789,335

Operating income	33,308	13,209	66,942	36,357
Interest expense	(5,063)	(5,223)	(12,112)	(12,596)
Conversion inducement expense	(3,599)	—	(3,599)	—
Other income, net	1,178	918	1,549	1,781

Income before income taxes	25,824	8,904	52,780	25,542
Income tax expense	11,608	456	22,396	1,095

Net income	$14,216	$8,448	$30,384	$24,447

Basic income per common share	$0.24	$0.14	$0.51	$0.41

Diluted income per common share (1)	$0.20	$0.13	$0.44	$0.37

Dividends per common share	$0.04	$0.04	$0.08	$0.08

Weighted-average common shares outstanding:
Basic	59,850	59,479	59,754	58,935
Dilutive effect of stock options, warrants, convertible notes and restricted stock	12,941	14,107	13,257	14,611

Diluted	72,791	73,586	73,011	73,546

(1) The interest expense adjustment for the 2023 convertible notes, net of tax, which is added to the Company’s net income for the diluted earnings per share calculation, was $670 and $1,592 for the twelve and twenty-eight weeks ended August 14, 2006, respectively, and was $1,125 and $2,625 for the twelve and twenty-eight weeks ended August 15, 2005, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

		Trailing Four
	Twenty-Eight	Fiscal Quarters
	Weeks Ended August	Ended August 14,
	14, 2006	2006
Net income	$30,384	$200,519
Interest expense	12,112	22,532
Income tax expense	22,396	(116,030)
Depreciation and amortization	32,700	60,946
Facility action charges, net.	3,536	8,507

Adjusted EBITDA	$101,128	$176,474